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                                                                     Exhibit 4.1

                           AVALONBAY COMMUNITIES, INC.

                             ARTICLES SUPPLEMENTARY

                                 592,000 SHARES

                 SERIES I CUMULATIVE REDEEMABLE PREFERRED STOCK


         AvalonBay Communities, Inc., a Maryland corporation (the
"CORPORATION"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Under a power contained in Section 7.2 of Article VI of the charter of the Corporation (the "Charter"), the Board of Directors of the Corporation (the "BOARD OF DIRECTORS"), by resolution classified and designated 592,000 shares (the "SERIES I PREFERRED SHARES") of Preferred Stock (as defined in the Charter) as shares of Series I Cumulative Redeemable Preferred Stock, par value $.01 per share (the "SERIES I PREFERRED Stock"), with the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth as follows.

         SERIES I CUMULATIVE REDEEMABLE PREFERRED STOCK

         Section 1. NUMBER OF SHARES AND DESIGNATION. 592,000 shares of Preferred Stock shall be designated as Series I Cumulative Redeemable Preferred Stock (the "SERIES I PREFERRED STOCK"), subject, however, to increase or decrease upon further action of the Board of Directors in the future as permitted by the charter of the Corporation (the "CHARTER") and applicable law.

         Section 2. DEFINITIONS. For purposes of the Series I Preferred Stock, the following terms shall have the meanings indicated:

         "AFFILIATE" of a person means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

         "BOARD OF DIRECTORS" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series I Preferred Stock.

         "BUSINESS DAY" shall mean any day (other than a Saturday, Sunday or legal holiday) on which banking institutions in The City of New York are open for business and, when used in the definition of Three-Month LIBOR, which is also a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

         "CALL DATE" shall have the meaning set forth in paragraph (b) of
Section 5 hereof.

         "CHARTER" shall have the meaning set forth in Section 1 hereof.


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         "COMMON STOCK" shall mean the Common Stock, par value $.01 per share, of the Corporation.

         "DIVIDEND PAYMENT DATE" shall have the meaning set forth in Section 3 hereof.

         "DIVIDEND PERIOD" shall mean the period commencing on the Issue Date through the succeeding March 31, June 30, September 30 or December 31 (whichever is sooner), each period thereafter of three calendar months ending on any March 31, June 30, September 30 or December 31, or the period from the January 1, April 1, July 1 or October 1, as the case may be, preceding the Call Date and ending on the Call Date.

         "DIVIDEND RATE" shall mean a floating rate, expressed as a percentage of the Liquidation Preference per annum, determined as follows:

                  (a) from the Issue Date through and including September 30, 2002, a rate equal to (x) Three-Month LIBOR (as in effect for the initial Dividend Period), plus (y) the Initial Spread; and

                  (b) for each calendar month beginning after September 30, 2002, a rate equal to (x) Three-Month LIBOR in effect for the Dividend Period that includes such calendar month plus (y) the Initial Spread plus (z) the product of (i) 50 basis points (0.50%) multiplied by (ii) the number of whole months elapsed between August 31, 2002 and the first day of such calendar month.

         PROVIDED, HOWEVER, that the Dividend Rate shall not exceed 20.0%.

         "DIVIDEND RATE CALCULATION AGENT" shall mean such financial institution (and any legal successor thereto) from time to time as shall be selected by the Corporation, provided such selection is approved by the vote or written consent of the holders of a majority of the outstanding shares of the Series I Preferred Stock, and shall initially mean Lehman Brothers Inc.

         "DIVIDEND RECORD DATE" shall have the meaning set forth in Section 3 hereof.

         "EXCESS STOCK" shall have the meaning set forth in Section 1.3 of
Article I of the Charter.

         "INITIAL SPREAD" shall mean 150 basis points (1.50%).

         "ISSUE DATE" shall mean the first date on which any Series I Preferred Stock is issued.

         "JUNIOR STOCK" shall have the meaning set forth in Section 7 hereof.

         "LIQUIDATION PREFERENCE" shall have the meaning set forth in Section 4(a) hereof.


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         "MGCL" shall mean the Maryland General Corporation Law, as amended from time to time.

         "PARITY STOCK" shall have the meaning set forth in Section 7 hereof.

         "PERSON" shall mean any individual, firm, partnership, corporation or other entity and shall include any successor (by merger or otherwise) of such entity.

         "REIT" shall mean a real estate investment trust as that phrase is defined under Section 856 of the Internal Revenue Code of 1986, as amended.

         "SERIES C PREFERRED STOCK" shall mean the Series C Cumulative Redeemable Preferred Stock, par value $.01 per share, of the Corporation.

         "SERIES D PREFERRED STOCK" shall mean the Series D Cumulative Redeemable Preferred Stock, par value $.01 per share, of the Corporation.

         "SERIES E PREFERRED STOCK" shall mean the Series E Junior Participating Cumulative Preferred Stock, par value $.01 per share, of the Corporation.

         "SERIES H PREFERRED STOCK" shall mean the Series H Cumulative Redeemable Preferred Stock, par value $.01 per share, of the Corporation.

         "SERIES I PARITY PREFERRED" shall have the meaning set forth in paragraph (b) of Section 8 hereof.

         "SERIES I PREFERRED DIVIDEND DEFAULT" shall have the meaning set forth in paragraph (b) of Section 8 hereof.

         "SERIES I PREFERRED STOCK" shall have the meaning set forth in
Section 1 hereof.

         "SERIES I PREFERRED STOCK DIRECTORS" shall have the meaning set forth in paragraph (b) of Section 8 hereof.

         "SET APART FOR PAYMENT" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of stock of the Corporation.

         "THREE-MONTH LIBOR" for any Dividend Period means the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a term of three months, commencing on the first day of such Dividend Period (a "RESET DATE"), which appears on Page 3750 on Moneyline Telerate Inc. or any successor page (the "TELERATE LIBOR PAGE") at approximately 11:00 a.m., London time, on the day that is two Business Days preceding such Reset Date. If such rate does not appear on the Telerate LIBOR Page, the rate for such Reset Date will be


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determined by reference to the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (the "REFERENCE BANKS") at approximately 11:00 a.m., London time, on the day that is two Business Days preceding such Reset Date to prime banks in the London interbank market for a period of three months commencing from such Reset Date and in a representative amount. The Corporation shall cause its Dividend Rate Calculation Agent to request the principal London office of each of the Reference Banks to provide a quotation of such rate. If at least two such quotations are provided, the rate for such Reset Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for such Reset Date will be the arithmetic mean of the rates quoted by three major banks in New York City, selected by the Corporation's Dividend Rate Calculation Agent, at approximately 11:00 a.m., New York City time, on such Reset Date for loans in U.S. dollars to leading European banks for a period of three months commencing on such Reset Date and in a representative amount. The Corporation shall promptly (or shall cause its Dividend Rate Calculation Agent promptly to) notify any holder of the Series I Preferred Stock of the Dividend Rate for any Dividend Period upon request.

         Section 3. DIVIDENDS.

                  (a) Holders of the then outstanding shares of Series I Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors, out of assets legally available for that purpose, cumulative preferential cash dividends. Such dividends shall be cumulative from the Issue Date and shall be payable quarterly in arrears on or before each September 30, December 31, March 31 and June 30 of each year or, if such day is not a business day, on the next succeeding business day (a "DIVIDEND PAYMENT DATE") to holders of record on such date, not more than 30 nor less than ten days preceding such Dividend Payment Date, fixed for such purpose by the Board of Directors (a "DIVIDEND RECORD DATE"). Dividends payable on each Dividend Payment Date shall be computed as the sum of (i) 1/12 of the applicable Dividend Rate for the first calendar month in the Dividend Period then ending, multiplied by the Liquidation Preference, plus (ii) 1/12 of the applicable Dividend Rate for the second calendar month in the Dividend Period then ending, multiplied by the Liquidation Preference, plus (iii) 1/12 of the applicable Dividend Rate for the third calendar month in the Dividend Period then ending, multiplied by the Liquidation Preference. Such dividends shall be cumulative from the Issue Date and shall accrue whether or not such dividends shall be authorized, whether or not there shall be assets of the Corporation legally available for the payment of such dividends, whether or not the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization or payment or provides that such authorization or payment would constitute a breach thereof or a default thereunder, and whether or not such authorization or payment shall be restricted or prohibited by law. Each such dividend shall be payable to the holders of record of the Series I Preferred Stock, as they appear on the stock records of the Corporation at the close of business on the Dividend Record Date. Accrued but unpaid dividends on the Series I Preferred Stock shall accumulate as of the Dividend Payment Date on which they first become payable.

                  (b) The first dividend, which shall be payable on or before September 30, 2002, shall be for less than a full Dividend Period. Such dividend and any dividend payable on the Series I Preferred Stock for any Dividend Period of less than three full calendar months


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shall be computed according to the formula in Section 3(a) above, except that for any partial calendar month in the Dividend Period, the dividend accruing during such partial month (i.e., the amount in clause (i), (ii) or (iii), as the case may be, in such formula) shall be computed as the product of (x) the number of days in such partial calendar month that are actually included within the Dividend Period divided by 360, multiplied by (y) the applicable Dividend Rate for such calendar month, multiplied by (z) the Liquidation Preference. Holders of Series I Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock in excess of cumulative dividends, as herein provided, on the Series I Preferred Stock. Any dividend payment made on shares of the Series I Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares. The Company shall determine the dividend payable on each Dividend Payment Date in accordance with these Articles Supplementary, utilizing the Three-Month LIBOR rate supplied by the Dividend Rate Calculation Agent (which the Dividend Rate Calculation Agent shall determine in accordance with the definition of Three-Month LIBOR in these Articles Supplementary).

                  (c) Except as provided in Section 3(d) below, no dividends shall be declared or paid or set apart for payment on any Junior Stock or any Parity Stock (other than a dividend in shares of the Corporation's Common Stock or in any other class of Junior Stock) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series I Preferred Stock for all past Dividend Periods and the then-current Dividend Period.

                  (d) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series I Preferred Stock and the shares of any Parity Stock, all dividends declared upon the Series I Preferred Stock and any series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series I Preferred Stock and such series of Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series I Preferred Stock and such series of Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series I Preferred Stock that may be in arrears.

                  (e) Except as provided in the immediately preceding paragraph, so long as any of the shares of Series I Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be authorized or paid or set apart for payment by the Corporation or other distribution of cash or other property authorized or made directly or indirectly by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) directly or indirectly by the Corporation (except by conversion into or exchange for Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation


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unless in each case full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series I Preferred Stock and all Parity Stock for all past dividend periods and the then-current dividend period.

         Section 4. LIQUIDATION PREFERENCE.

                  (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before any assets of the Corporation shall be distributed, paid or set aside for the holders of Junior Stock, the Corporation shall pay to the holders of shares of Series I Preferred Stock $25.00 per share of Series I Preferred Stock (the "LIQUIDATION PREFERENCE") plus an amount equal to all accrued and unpaid dividends (whether or not earned or authorized and whether or not accumulated pursuant to the final sentence of Section 3(a)) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Series I Preferred Stock and holders of Parity Stock have been paid this liquidation preference in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series I Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series I Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series I Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with or into one or more corporations, trusts or other entities, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                  (b) Written notice of any such liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series I Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

                  (c) Subject to the rights of the holders of any shares of Parity Stock, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series I Preferred Stock and any Parity Stock, as provided in this Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series I Preferred Stock and any Parity Stock shall not be entitled to share therein.


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         Section 5. REDEMPTION AT THE OPTION OF THE CORPORATION.

                  (a) The Corporation, at its option, at any time, may redeem all, but not less than all, shares of Series I Preferred Stock as set forth herein. The Series I Preferred Stock may be redeemed at the option of the Corporation at any time out of assets legally available therefor at a redemption price payable in cash equal to (x) $25.00 per share of Series I Preferred Stock multiplied by the following amount: (i) if the Call Date is on or before August 31, 2002, 98.25%; (ii) if the Call Date is during September 2002, 98.50%; (iii) if the Call Date is during October 2002, 99.00%; and (iv) if the Call Date is on or after November 1, 2002, 100%, plus (y) an amount equal to all accrued and unpaid dividends, if any, to the Call Date (whether or not earned or authorized, and whether or not accumulated pursuant to the final sentence of Section 3(a)).

                  (b) Shares of Series I Preferred Stock shall be redeemed by the Corporation on the date specified in the notice to holders required under paragraph (d) of this Section 5 (the "CALL DATE"). The Call Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than two nor more than twenty days after the date notice of redemption is sent by the Corporation. Upon any redemption of shares of Series I Preferred Stock pursuant to paragraph (a) of this Section 5, the Corporation shall pay in cash to the holder of such shares an amount equal to all accrued and unpaid dividends, if any, to the Call Date, whether or not earned or authorized. If the Call Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, then each holder of Series I Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares prior to such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for accumulated or accrued dividends on shares of Series I Preferred Stock called for redemption.

                  (c) If full cumulative dividends on all outstanding shares of Series I Preferred Stock have not been paid or authorized and set apart for payment, no shares of Series I Preferred Stock may be redeemed unless all outstanding shares of Series I Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares of Excess Stock in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of shares of Series I Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series I Preferred Stock.

                  (d) If the Corporation shall redeem shares of Series I Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation (except that if the sole record holder of the shares of Series I Preferred Stock is Lehman Brothers Inc., such notice may be given by telecopy to Global Debt Capital Markets, Industrial/Real Estate Group at 646-758-5430 (to the attention of Mr. Kevin Smith) with a copy to O'Melveny & Myers LLP at 415-984-8701 (to the attention of Peter T. Healy, Esq.)). If the Corporation elects to provide such notice by telecopy, it shall also promptly mail notice of such redemption to the holder of the shares of Series I Preferred Stock to be redeemed. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing


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thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Any notice given by telecopy in the manner herein provided shall be conclusively presumed to have been duly given when receipt is confirmed by the telecopier. Each such mailed or telecopied notice shall state, as appropriate: (1) the Call Date; (2) the number of shares of Series I Preferred Stock to be redeemed; and (3) that dividends on the shares of Series I Preferred Stock to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been published or mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to issue and make available the amount of cash necessary to effect such redemption, including all accrued and unpaid dividends to the Call Date, whether or not earned, authorized or accumulated), (i) except as otherwise provided herein, dividends on the shares of Series I Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Series I Preferred Stock called for redemption (except that, in the case of a Call Date after a Dividend Record Date and prior to the related Dividend Payment Date, holders of Series I Preferred Stock on the Dividend Record Date will be entitled on such Dividend Payment Date to receive the dividend payable on such shares), (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series I Preferred Stock of the Corporation shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon).

                  As promptly as practicable after the surrender in accordance with said notice of the certificates representing any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) for which such shares have been redeemed in accordance with such notice.

                  (e) The shares of Series I Preferred Stock are subject to the provisions of Section 7.4 of Article VII and Article IX of the Charter relating to Excess Stock. Excess Stock issued upon exchange of shares of Series I Preferred Stock pursuant to such provisions may be redeemed, in whole or in part, at any time when outstanding shares of Series I Preferred Stock are being redeemed, at a redemption price payable in cash equal to the redemption price at the time for the Series I Preferred Stock (including any accrued but unpaid dividends on the shares of Series I Preferred Stock) which are exchanged for such Excess Stock through the date of such exchange, without interest. If the Corporation elects to redeem Excess Stock pursuant to the redemption right set forth in the preceding sentence, such Excess Stock shall be redeemed in such proportion and in accordance with such procedures as shares of Series I Preferred Stock are being redeemed.

         Section 6. STATUS OF SHARES. All shares of Series I Preferred Stock which shall have been issued and redeemed or reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.


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         Section 7. RANKING. The Series I Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Series E Preferred Stock, all classes or series of Common Stock and all equity securities issued by the Corporation ranking junior to the Series I Preferred Stock as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation (collectively, "JUNIOR STOCK"); (b) on a parity with the Series
C Preferred Stock, Series D Preferred Stock, Series H Preferred Stock and all other equity securities issued by the Corporation ranking on a parity with the Series I Preferred Stock as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series I Preferred Stock (collectively, "PARITY STOCK"); and (c) junior to all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank senior to the Series I Preferred Stock as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation.

         Section 8. VOTING RIGHTS.

                  (a) The holders of Series I Preferred Stock shall not have any voting rights, except as set forth below or as otherwise from time to time required by law.

                  (b) Whenever dividends on any shares of Series I Preferred Stock shall be in arrears for six or more quarterly periods (a "SERIES I PREFERRED DIVIDEND DEFAULT"), the Board of Directors shall take such action as may be necessary to increase the number of Directors of the Corporation by two and the holders of such shares of Series I Preferred Stock (voting separately as a class with the holders of all other series of Parity Stock ("SERIES I PARITY PREFERRED") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two directors of the Corporation (the "SERIES I PREFERRED STOCK DIRECTORS") at a special meeting called by the holders of record of at least 20% of the Series I Preferred Stock or the holders of any other series of Series I Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series I Preferred Stock for the past dividend periods and the dividend for the then-current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. If and when all accumulated dividends and the dividend for the then-current dividend period on the Series I Preferred Stock shall have been paid in full or set aside for payment in full, the holders of shares of Series I Preferred Stock shall be divested of the voting rights set forth in this Section 8(b) (subject to revesting in the event of each and every Series I Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then-current dividend period have been paid in full or set aside for payment in full on all other series of Series I Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Series I Preferred Stock Director so elected shall terminate and the Board of Directors shall take such action as may be necessary to reduce the number of Directors by two. Any Series I Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a


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majority of the outstanding shares of the Series I Preferred Stock when they have the voting rights set forth in this Section 8(b) (voting separately as a class with all other series of Series I Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Series I Preferred Dividend Default shall continue, any vacancy in the office of a Series I Preferred Stock Director may be filled by written consent of the Series I Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series I Preferred Stock when they have the voting rights set forth in Section 8(b) hereof (voting separately as a class with all other series of Series I Parity Preferred upon which like voting rights have been conferred and are exercisable). The Series I Preferred Stock Directors shall each be entitled to one vote per director on any matter.

                  (c) So long as any shares of Series I Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series I Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of stock of the Corporation ranking senior to the Series I Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series I Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in clause (ii) of this Section 8(c) above, so long as the Series I Preferred Stock remains outstanding with the terms thereof materially unchanged or, if the Corporation is not the surviving entity in such transaction, either is exchanged for a security of the surviving entity with terms that are materially the same as the Series I Preferred Stock or is exchanged for cash equal to the redemption price payable under Section 5 at the closing of such exchange, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series I Preferred Stock; and, provided, further, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series I Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series I Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

                  For purposes of the foregoing provisions of this Section 8, each share of Series I Preferred Stock shall have one vote per share, except that when any other series of preferred stock shall have the right to vote with the Series I Preferred Stock as a single class on


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any matter, then the Series I Preferred Stock and such other series shall have with respect to such matters one vote per $25 of liquidation preference, and fractional votes shall be ignored.

                  (d) Nothing contained in paragraph (c) of this Section 8 shall require a vote of the holders of the Series I Preferred Stock in connection with the redemption, purchase or other acquisition by the Corporation of shares of stock of the Corporation not in violation of the terms of the Series I Preferred Stock.

         Section 9. SEVERABILITY OF PROVISIONS. If any preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification or term or condition of redemption of the Series I Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series I Preferred Stock set forth herein which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series I Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

         SECOND: The Series I Preferred Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

         THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

         FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


                            [Signature Page Follows]


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         IN WITNESS WHEREOF, the Corporation has caused these Articles
Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 9th day of July, 2002.

ATTEST:                                     AVALONBAY COMMUNITIES, INC.



/s/ Edward M. Schulman                       By: /s/ Bryce Blair(SEAL)
---------------------------                     -------------------------
    Edward M. Schulman                               Bryce Blair
    Secretary                                        President





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